Exhibit 15.1

Schedule I- Condensed Financial Information of Registrant

CONDENSED STATEMENT OF INCOME AND COMPREHENSIVE INCOME

	Year ended December 31,
(in thousands of U.S. dollars)	2018	2017	2016
Total revenue	$—	—	$—
EXPENSES
Administrative expenses	(5,822)	(8,608)	(6,903)
Equity in earnings of subsidiaries	68,359	66,521	36,730
Equity in earnings (losses) of joint ventures	17,938	5,139	16,622
Interest income	93	83	—
Interest expense	(2,938)	(3,934)	(5,072)
Other items, net	(8)	(11)	—
Net income	$77,622	59,190	$41,377
Share of subsidiaries unrealized losses on cash flow hedges	(2,290)	3,335	1,883
Share of subsidiaries income tax benefit	(299)	(347)	(378)
Comprehensive income	$75,033	62,178	$42,882

See accompanying notes to condensed financial statements.

CONDENSED BALANCE SHEETS

	As of December 31,
(in thousands of U.S. dollars)	2018	2017
Cash	$7,006	$6,632
Promissory note from subsidiaries	123,248	123,248
Prepaid expenses and other receivables	14	—
Total current assets	130,268	129,880
Investments in subsidiaries	433,088	418,488
Total long-term assets	433,088	418,488
Total assets	$563,356	$548,368
LIABILITIES AND PARTNER'S CAPITAL
Trade payables	$56	$301
Amounts due to owners and affiliates	417	554
Accrued liabilities and other payables	346	276
Total current liabilities	819	1,131
Accumulated losses of joint ventures	2,808	20,746
Loans and promissory notes due to owners and affiliates	39,292	51,832
Total liabilities	42,919	73,709
Total partners' capital	520,437	474,659
Total liabilities and partners' capital	$563,356	$548,368

See accompanying notes to condensed financial statements.

Schedule I- Condensed Financial Information of Registrant

Exhibit 15.1

   CONDENSED STATEMENT OF CASH FLOW

	Year ended December 31,
(in thousands of U.S. dollars)	2018	2017	2016
Net cash provided by operating activities	$42,401	6,862	(3,608)

INVESTING ACTIVITIES
Expenditure for purchase of Höegh Grace entities	—	(137,475)	—
(Increase) decrease in restricted cash designated for purchase of the Höegh Grace entities	—	91,768	(91,768)
Proceeds from investment in subsidiaries	—	12,202	26,616
Net cash provided by (used in) investing activities	—	(33,505)	(65,152)

FINANCING ACTIVITIES
Net proceeds from issuance of Series A Preferred Units	38,659	110,924	—
Net proceeds from issuance of common units	4,563
Proceeds from public offering, net of underwriters' discounts and expenses	—	—	111,529
Repayment of amounts due to owners and affiliates	(17,500)	(58,705)	(12,617)
Proceeds from loans and promissory notes due to owners and affiliates	5,400	25,730	8,622
Proceeds from indemnifications received from Höegh LNG	1,701	2,075	3,843
Repayment of indemnifications received from Höegh LNG	(2,353)	(1,534)	—
Cash distributions to limited partners	(72,497)	(57,037)	(43,877)
Net cash provided by (used in) financing activities	(42,027)	21,453	67,500

Increase (decrease) in cash, cash equivalents and restricted cash	374	(5,190)	(1,261)
Cash, cash equivalents and restricted cash, beginning of period	6,632	11,822	13,082
Cash, cash equivalents and restricted cash, end of period	$7,006	6,632	11,822

See accompanying notes to condensed financial statements.

1. Basis of presentation

Höegh LNG Partners LP – the Parent company is a Marshall Islands limited partnership formed on April 28, 2014.

In the parent-only financial statements, the investment in subsidiaries and investment in joint ventures are stated at cost plus equity in undistributed earnings of subsidiaries and accumulated losses in joint ventures since the date of acquisition and the closing of the initial public offering of Höegh LNG Partners LP (the “Partnership”) on August 12, 2014. The Partnership’s share of net income of its unconsolidated subsidiaries and joint ventures is included in the condensed income statement using the equity method. The Parent company’s financial statements should be read in conjunction with the Partnership’s consolidated financial statements contained elsewhere in the Partnership’s Report on Form 20-F for the year ended December 31, 2018.

2. Dividends

A cash dividend of $51.7 million, $17.7 million and $7.9 million was paid to the Parent company from its consolidated subsidiaries for the years ended December 31, 2018, 2017 and 2016, respectively.